UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): May 8, 2012

	Exact name of registrant as specified	I.R.S.
	in its charter, state of incorporation,	Employer
Commission	address of principal executive offices,	Identification
File Number	telephone	Number

1-16305	PUGET ENERGY, INC.	91-1969407
A Washington Corporation
10885 - N.E. 4th Street, Suite 1200
Bellevue, Washington 98004-5591
(425) 454-6363

1-4393	PUGET SOUND ENERGY, INC.	91-0374630
A Washington Corporation
10885 - N.E. 4th Street, Suite 1200
Bellevue, Washington 98004-5591
(425) 454-6363

___________

Check the appropriate box below if the Form 8−K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a−12 under the Exchange Act (17 CFR 240.14a−12)
☐	Pre−commencement communications pursuant to Rule 14d−2(b) under the Exchange Act (17 CFR 240.14d−2(b))
☐	Pre−commencement communications pursuant to Rule 13e−4(c) under the Exchange Act (17 CFR 240.13e−4(c))

Item 5.02	Departure of Directors and Certain Officers; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Effective May 8, 2012, the sole shareholders of Puget Energy, Inc. and Puget Sound Energy, Inc. (together, the "Companies") appointed and elected John D. McMahon to the Boards of Directors of the Companies (the “Boards”).  The Boards of the Companies have not yet determined the board committee or committees, if any, on which Mr. McMahon will serve.

Mr. McMahon has been a member of the Board of Directors of Presidential Life Corporation since October 2008, where he serves as the Independent Chairman. He also serves as a manager on the Board of Managers for DQE Holdings LLC and its subsidiaries, including Duquesne Light Co., a regulated utility in Pittsburgh, PA. From February 2009 until January 31, 2011, Mr. McMahon served as Executive Vice President of Con Edison, Inc., a regulated utility company in New York. Prior to Con Edison, Inc., Mr. McMahon was President and Chief Executive Officer at Orange and Rockland Utilities, Inc. from 2003 to February 2009, where he managed an electric and gas utility with service areas in New York, New Jersey and Pennsylvania.

Mr. McMahon was selected by Macquarie Infrastructure Partners II, AIV, L.P. on behalf of MIP II Washington Holdings, L.P. and Padua MG Holdings LLC (collectively, “Macquarie”) and pursuant to the Amended and Restated Bylaws of each of the Companies, will serve as an Owner Director on their respective Boards of Directors. Mr. McMahon will not receive any director compensation from the Companies for his service as a Director, but will be reimbursed for out-of-pocket expenses. Mr. McMahon and an affiliate of Macquarie are parties to an arrangement whereby, among other things, the affiliate has agreed to compensate Mr. McMahon for his service as a director or manager, as applicable, on the Boards of the Companies or any of their affiliates.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrants have duly caused this report to be signed on their behalf by the undersigned hereunto duly authorized.

PUGET ENERGY, INC.

PUGET SOUND ENERGY, INC.

Dated: May 8, 2012	By: /s/ Kimberly J. Harris
Kimberly J. Harris President and Chief Executive Officer